MANAGEMENT'S REPORT
Savannah Electric and Power Company 1999 Annual Report


The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.



/s/G. Edison Holland, Jr
G. Edison Holland, Jr.
President
and Chief Executive Officer


/s/K. R. Willis
K. R. Willis
Vice President,
Treasurer, Chief Financial Officer
and Assistant Secretary


February 16, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1999 and 1998, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 10-23) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/Arthur Andersen LLP
Atlanta, Georgia
February 16, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Savannah Electric and Power Company 1999 Annual Report


RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1999 totaled $23.1 million, representing a decrease of $0.6 million or
2.4 percent from the prior year. Earnings were down primarily due to lower non-operating revenues.

     In 1998, earnings were $23.6 million, representing a $0.2 million, or 0.9 percent decrease from the prior year. This was principally the result of a decrease in other income, net.

Revenues

Total revenues for 1999 were $251.6 million, reflecting a 1.1 percent decrease when compared to 1998. The following table summarizes the factors affecting operating revenues for the past three years:

                                          Increase (Decrease)
                                            From Prior Year
                               --------------------------------------
                                    1999        1998         1997
                               --------------------------------------
     Retail --                             (in thousands)
       Growth and price
         changes                 $ 5,633    $   (479)    $  7,664
       Weather                    (5,257)      8,336       (6,186)
       Fuel cost recovery
         and other                  (438)     15,012      (10,002)
    -----------------------------------------------------------------
    Total retail                     (62)     22,869       (8,524)
    -----------------------------------------------------------------
    Sales for resale--
       Non-affiliates             (1,153)      1,081        1,469
       Affiliates                  1,135         964       (1,078)
    -----------------------------------------------------------------
    Total sales for resale           (18)      2,045          391
    -----------------------------------------------------------------
    Other operating revenues      (2,781)      3,264          336
    -----------------------------------------------------------------
    Total operating revenues     $(2,861)   $ 28,178     $ (7,797)
    =================================================================
    Percent change                  (1.1)%      12.5%        (3.3)%
    -----------------------------------------------------------------

    Retail revenues were relatively unchanged in 1999 when compared to 1998. Reduced demand for energy in the industrial sector and a base rate decrease to the small business customers partially offset by increased demand in the residential and commercial sectors contributed to this variance.

     In 1998, retail revenues increased by 10.4 percent over the prior year due primarily to unusually hot summer weather that resulted in increased energy sales to residential and commercial customers. A base rate decrease to the small business customer class, ordered by the Georgia Public Service Commission
(GPSC), was effective in July 1998. See Note 3 to the financial statements for additional information.

    Under the Company's fuel cost recovery provisions, fuel revenues--including the fuel component of purchased energy--generally equal fuel expense and have no effect on earnings.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Revenues from these sales were not material during the three-year period.

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales do not have a significant impact on earnings.

Energy Sales

Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour (KWH) sales for 1999 and the percent change by year were as follows:

                            KWH                Percent Change
                        ------------    -----------------------------
                           1999           1999      1998      1997
                        ------------    -----------------------------
                          (in millions)

Residential                   1,579        2.6%      7.8%     (1.9)%
Commercial                    1,288        4.2       6.9       1.3
Industrial                      713      (20.7)      2.1       5.1
Other                           133        1.1       5.3      (1.4)
                        ------------
Total retail                  3,713       (2.5)      6.0       0.8
Sales for resale--
  Non-affiliates                 51       (3.3)    (43.5)      2.9
  Affiliates                     77       31.8       7.2      30.4
                        ------------
Total                         3,841       (2.0)%     4.8 %     1.2 %
=====================================================================

   Total retail energy sales in 1999 were down by 2.5% from the prior year reflecting reduced energy sales of 20.7% to industrial customers due to the shut-down of one industrial customer's facilities in late 1998 and completed construction of a steam turbine unit by another industrial customer. These reductions were partially mitigated by increased energy sales of 2.6% and 4.2% to residential and commercial customers, respectively.

   In 1998, total retail energy sales were up 6.0% over the prior year, reflecting the impact of the hotter-than-normal weather on energy sales to

Savannah Electric and Power Company 1999 Annual Report


residential and commercial customers and high demand from an industrial customer.

Expenses

Total operating expenses for 1999 were $201.5 million, a slight increase of $1.2 million from the prior year due primarily to increases in purchased power from non- affiliates and depreciation and amortization. Purchased power from non-affiliates increased due principally to higher demand for energy and increased costs associated with these power purchases. Maintenance expenses decreased this year compared to 1998 due to repair costs in 1998 related to a major turbine dismantle inspection. Depreciation and amortization increased reflecting additional depreciation charges related to the GPSC's accounting order. See Note 3 to the financial statements for additional information on the GPSC's 1998 accounting order.

     In 1998, total operating expenses were $200.3 million reflecting a $27.7 million increase from 1997. Major components of this increase included a $17.5 million increase in fuel, a $7.1 million increase in purchased power from non-affiliates, and a $5.5 million increase in maintenance expense. These increases, however, were partially offset by a $6.4 million decrease in purchased power from affiliates. The increase in fuel expense was primarily attributed to higher demand for energy. The increase in purchased power from non-affiliates primarily resulted from increased power marketing activities. Maintenance expenses were higher primarily due to scheduled turbine dismantle inspection costs. The decline in purchased power from affiliates was due primarily to an increase in internal generation reflecting system load growth.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed, and the availability of units.

     The amount and sources of energy supply and the total average cost of energy supply were as follows:

                                          1999     1998     1997
                                       --------------------------
Total energy supply
   (millions of KWHs)                    4,039    4,182    3,964
Sources of energy supply
   (percent) --
     Coal                                   45       42       34
     Oil                                     2        1        -
     Gas                                    10       12        5
     Purchased Power                        43       45       61
Total average cost of
   energy supply (cents)                  2.44     2.35     2.02
-----------------------------------------------------------------

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     Savannah Electric currently operates as a vertically integrated utility providing electricity to customers within the traditional service area of southeastern Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC. Prices for electricity relating to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power are set by the Federal Energy Regulatory Commission (FERC).

Savannah Electric and Power Company 1999 Annual Report


     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

     The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity.

     Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Georgia, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on financial condition and results of operation. The Company is attempting to minimize or reduce its cost exposure.

     Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if the Company does not remain a low-cost producer and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

     Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

     Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. In 1998, the GPSC issued a four-year accounting order settling its review of the Company's earnings. See Note 3 to the financial statements for additional information.

     On December 20, 1999, the FERC issued its final rule on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. To facilitate the development of RTOs, the FERC will convene regional conferences for utilities, customers, and other members of the public to discuss the formation of RTOs. In addition to participating in the regional conferences, utilities owning transmission systems, including the Company, are required to make a filing by October 15, 2000. The filing must contain either a proposal for RTO participation or a description of the efforts made to participate in an RTO, the reasons for non-participation, any obstacles to participation, and any plans for further work toward participation. The RTOs that are proposed in the filings should be operational by December 15, 2001. The Company is evaluating this issue and formulating its response. The outcome of this matter cannot now be determined.

     The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial

Savannah Electric and Power Company 1999 Annual Report


statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1999, exposure from these activities was not material to the Company's financial statements. Also, based on the Company's overall interest rate exposure at December 31, 1999, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments -- including certain derivative instruments embedded in other contracts -- and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings.

Year 2000 Challenge

The work undertaken by the Company to prepare critical computer systems and other date sensitive devices to function correctly in the Year 2000 was successful. There were no material incidents reported and no disruption of electric service within the service area. There were no reports of significant events regarding third parties that impacted revenues or expenses.

     Original projected total costs for Year 2000 readiness were approximately $1.2 million. Final projected costs are $1.3 million of which $0.1 million is projected to be spent in 2000. These costs include labor necessary to identify, test, and renovate affected devices and systems, and costs for reporting requirements to state and federal agencies. From its inception through December 31, 1999, the Year 2000 program costs, recognized as expense, amounted to $1.2 million.

FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition in 1999 was the addition of $29.8 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes and from financing activities. See Statements of Cash Flows for additional information.

Capital Structure

As of December 31, 1999, the Company's capital structure consisted of 48.3 percent common stockholders' equity, 11.0 percent trust preferred securities, and 40.7 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common stockholders' equity at 48 percent, preferred securities at 10 percent and debt at 42 percent.

     Maturities and retirements of long-term debt were $16 million in 1999, $30 million in 1998 and $14 million in 1997. Included in the 1999 maturities and retirements is the purchase by Savannah Electric of all $15 million outstanding of its 7 7/8% Series First Mortgage Bonds due May 1, 2025.

     During 1998, the Company issued $30 million of Series A 6 5/8% senior retail intermediate bonds maturing in 2015. The Company used these proceeds to redeem the remaining amount of its 8.30% first mortgage bonds due in 2022. Also in 1998, the Company redeemed all of its 1,400,000 shares of 6.64% Series Preferred Stock at a redemption price of $25 per share, plus accrued dividends through the date of redemption. In December 1998, Savannah Electric Capital Trust I, of which the Company owns all of the common securities, issued $40 million of 6.85% mandatorily redeemable preferred securities.

Savannah Electric and Power Company 1999 Annual Report


     The composite interest rates and dividend rates for the years 1997 through 1999 as of year-end were as follows:

                                     1999       1998       1997
                                  -------------------------------
Composite interest rates
  on long-term debt                   6.4%       6.5%       6.9%
Preferred stock dividend rate           -%         -%       6.6%
Trust preferred securities
   dividend rate                      6.9%       6.9%         -%
-----------------------------------------------------------------

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $91.8 million ($25.6 million in 2000, $30.4 million in 2001, and $35.8 million in 2002). Actual construction costs may vary from this estimate because of factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. Construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $31.8 million will be needed by the end of 2002 for maturities of long-term debt and present sinking fund requirements.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--significantly affected the Company and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units, which included four of the Company's units, were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

     Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $2 million for Savannah Electric.

     For Phase II sulfur dioxide compliance, Southern Company currently uses emission allowances and increased fuel switching. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired plants as necessary to meet Phase II limits and ozone non-attainment requirements. Compliance for Phase II and initial ozone non-attainment requirements increased total estimated construction expenditures by approximately $105 million. Phase II compliance is not expected to have a material impact on Savannah Electric.

     A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action in the U.S. District Court against Alabama Power, Georgia Power and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously and the Company's Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per

Savannah Electric and Power Company 1999 Annual Report


day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

     In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The final rule affects 22 states including Georgia. The EPA's July 1997 standards and the September 1998 rule are being challenged in the courts by several states and industry groups. Implementation of the final state rules for these three initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

     The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements any costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 1999, the Company had $6.6 million of cash and $26.2 million of unused short-term and revolving credit arrangements with banks to meet its short-term cash needs and to provide additional interim funding for the Company's construction program. Revolving credit arrangements total $20 million, of which $10 million expires December 31, 2001 and $10 million expires December 31, 2002.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulation, will be derived from sources similar to those used in the past. These sources were primarily from the issuances of first mortgage bonds, other long-term debt, and preferred stock, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities, to meet long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. In 1998, the Company obtained stockholder approval to amend the corporate charter including the elimination of the restrictions on the amount of unsecured indebtedness allowed. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Savannah Electric and Power Company 1999 Annual Report


Cautionary Statement Regarding Forward-Looking Information

Savannah Electric and Power Company's 1999 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information. Accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies--including acquisitions or dispositions of assets or internal restructuring--that may be pursued by the Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1999, 1998, and 1997
Savannah Electric and Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------
                                                                      1999                 1998                1997
--------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)

Operating Revenues (Note 1):
Retail sales                                                      $242,265             $242,327            $219,458
Sales for resale --
  Non-affiliates                                                     3,395                4,548               3,467
  Affiliates                                                         4,151                3,016               2,052
Other revenues                                                       1,783                4,564               1,300
--------------------------------------------------------------------------------------------------------------------
Total operating revenues                                           251,594              254,455             226,277
--------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                              50,530               53,021              35,563
  Purchased power --
   Non-affiliates                                                   14,398                9,460               2,347
   Affiliates                                                       33,398               35,687              42,107
  Other                                                             50,341               49,055              47,735
Maintenance                                                         16,333               18,711              13,236
Depreciation and amortization (Notes 1 and 3)                       23,841               22,032              20,152
Taxes other than income taxes                                       12,690               12,342              11,494
--------------------------------------------------------------------------------------------------------------------
Total operating expenses                                           201,531              200,308             172,634
--------------------------------------------------------------------------------------------------------------------
Operating Income                                                    50,063               54,147              53,643
Other Income (Expense):
Interest income                                                        169                  384                 279
Other, net                                                            (663)              (1,698)               (542)
--------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                           49,569               52,833              53,380
--------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                           9,300               10,383              10,907
Interest on notes payable                                              879                  278                 172
Amortization of debt discount, premium and expense, net                948                  853                 739
Other interest charges                                                 811                  341                 205
Distributions on preferred securities of subsidiary                  2,740                  167                   -
--------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                               14,678               12,022              12,023
--------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                        34,891               40,811              41,357
Income taxes (Notes 1 and 6)                                        11,808               15,101              15,186
--------------------------------------------------------------------------------------------------------------------
Net Income                                                          23,083               25,710              26,171
Dividends on Preferred Stock                                             -                2,066               2,324
--------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                     $ 23,083             $ 23,644            $ 23,847
====================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1999, 1998, and 1997
Savannah Electric and Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------
                                                                           1999                1998                1997
------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)

Operating Activities:
Net income                                                             $ 23,083            $ 25,710            $ 26,171
Adjustments to reconcile net income
  to net cash provided from operating activities --
        Depreciation and amortization                                    25,454              23,531              21,083
        Deferred income taxes and investment tax credits, net            (3,353)              7,011               3,841
        Other, net                                                          (47)                (89)             (2,816)
        Changes in certain current assets and liabilities --
          Receivables, net                                               (5,999)             (9,875)             (1,938)
          Fossil fuel stock                                              (2,125)                221                 687
          Materials and supplies                                         (1,906)                484               1,033
          Accounts payable                                                1,133                 470              (1,608)
          Other                                                           1,731              (4,859)              3,366
------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                              37,971              42,604              49,819
------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                (29,833)            (18,071)            (18,846)
Other                                                                    (1,715)              1,617              (1,418)
------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                  (31,548)            (16,454)            (20,264)
------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                34,300                   -              (5,000)
Proceeds --
    Other long-term debt                                                      -              30,000              13,870
    Preferred securities                                                      -              40,000                   -
    Capital contribution from parent company                              1,099                   -                   -
Retirements --
    First mortgage bonds                                                (15,800)            (30,000)                  -
    Other long-term debt                                                   (481)               (478)            (14,303)
    Preferred stock                                                           -             (35,000)                  -
Payment of preferred stock dividends                                          -              (2,556)             (2,324)
Payment of common stock dividends                                       (25,200)            (23,500)            (20,500)
Other                                                                       250              (4,798)               (368)
------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                   (5,832)            (26,332)            (28,625)
------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                     591                (182)                930
Cash and Cash Equivalents at Beginning of Period                          5,962               6,144               5,214
------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                              $ 6,553            $  5,962             $ 6,144
========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
    Interest (net of amount capitalized)                                $14,212             $12,198             $11,619
    Income taxes (net of refunds)                                        12,647               9,666              11,150
------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1999 and 1998
Savannah Electric and Power Company 1999 Annual Report

-------------------------------------------------------------------------------------------------------------------
Assets                                                                                1999                    1998
-------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)

Current Assets:
Cash and cash equivalents                                                          $ 6,553                 $ 5,962
Receivables --
  Customer accounts receivable                                                      20,752                  18,030
  Unrecovered retail fuel clause revenue                                            21,089                  17,628
  Other accounts and notes receivable                                                3,505                   3,543
  Affiliated companies                                                               1,195                   1,388
  Accumulated provision for uncollectible accounts                                    (237)                   (284)
Fossil fuel stock, at average cost                                                   7,109                   4,984
Materials and supplies, at average cost (Note 1)                                     8,402                   6,496
Other                                                                                2,869                   4,772
-------------------------------------------------------------------------------------------------------------------
Total current assets                                                                71,237                  62,519
-------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment:
In service (Notes 1 and 8)                                                         804,096                 781,964
Less accumulated provision for depreciation                                        360,639                 341,930
-------------------------------------------------------------------------------------------------------------------
                                                                                   443,457                 440,034
Construction work in progress                                                        6,561                   2,908
-------------------------------------------------------------------------------------------------------------------
Total property, plant and equipment                                                450,018                 442,942
-------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                       1,506                   1,420
-------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 6)                                   16,063                  17,130
Cash surrender value of life insurance for deferred compensation plans              16,305                  14,179
Prepaid pension costs (Note 2)                                                       1,201                   3,281
Debt expense, being amortized                                                        3,155                   3,554
Premium on reacquired debt, being amortized                                          8,385                   8,570
Other                                                                                2,348                   2,204
-------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                             47,457                  48,918
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                                      $570,218                $555,799
===================================================================================================================
The accompanying notes are an integral part of these balance sheets.

BALANCE SHEETS
At December 31, 1999 and 1998
Savannah Electric and Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                 1999                    1998
------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)

Current Liabilities:
Securities due within one year (Note 8)                                            $    704               $    689
Notes payable                                                                        34,300                      -
Accounts payable --
  Affiliated                                                                          4,632                  5,014
  Other                                                                              11,118                 10,833
Customer deposits                                                                     5,426                  5,224
Taxes accrued --
  Income taxes                                                                        3,046                  2,467
  Other                                                                               3,013                  2,891
Interest accrued                                                                      3,237                  3,815
Vacation pay accrued                                                                  2,142                  1,978
Other                                                                                 5,742                  6,700
------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                            73,360                 39,611
------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                        147,147                163,443
------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 6)                                           80,318                 82,778
Deferred credits related to income taxes (Note 6)                                    19,687                 21,349
Accumulated deferred investment tax credits (Note 6)                                 11,280                 11,943
Deferred compensation plans                                                          10,624                  9,788
Employee benefits provisions (Note 2)                                                 7,805                  7,620
Other                                                                                 5,150                  3,402
------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                        134,864                136,880
--------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding company junior
  subordinated notes (See accompanying statements) (Note 7)                          40,000                 40,000
------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                           174,847                175,865
------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                         $570,218               $555,799
==================================================================================================================
The accompanying notes are an integral part of these balance sheets.

STATEMENTS OF CAPITALIZATION
At December 31, 1999 and 1998
Savannah Electric and Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                              1999              1998           1999            1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)              (percent of total)
Long-Term Debt (Note 8):
First mortgage bonds --
       Maturity                           Interest Rates
       --------                           --------------
       July 1, 2003                       6.375%                           $20,000           $20,000
       May 1, 2006                        6.90%                             20,000            20,000
       July 1, 2023                       7.40%                             24,200            25,000
       May 1, 2025                        7.875%                                 -            15,000
------------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                  64,200            80,000
------------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.88% due June 1, 2001                                               10,000            10,000
       6.625% due March 17, 2015                                            30,000            30,000
       Adjustable rates (6.28% and 6.66% at 1/1/00)
         due 2001                                                           20,000            20,000
------------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                               60,000            60,000
------------------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
      Pollution control revenue bonds --
         Collateralized:
          Variable rates (4.00% at 1/1/99)
             due 2016                                                            -             4,085
         Non-collateralized:
           Variable rates (3.65% to 3.95% at 1/1/00)
             due 2016-2037                                                  17,955            13,870
------------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                                  17,955            17,955
------------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                                5,696             6,177
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $9.5 million)                                             147,851           164,132
Less amount due within one year (Note 8)                                       704               689
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt excluding amount due within one year                  147,147           163,443          40.7%           43.1%
------------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities (Note 7):
$25 liquidation value --
  6.85%                                                                     40,000            40,000
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2.7 million)                     40,000            40,000           11.0            10.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity (Note 9):
Common stock, par value $5 per share --
  Authorized  - 16,000,000 shares
  Outstanding - 10,844,635 shares
   Par value                                                                54,223            54,223
Paid-in capital                                                              9,787             8,688
Retained earnings                                                          110,837           112,954
------------------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                                          174,847           175,865           48.3            46.4
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                      $361,994          $379,308         100.0%          100.0%
====================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 1999, 1998, and 1997
Savannah Electric and Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------------------

                                                                  Common            Paid-In           Retained
                                                                   Stock            Capital           Earnings            Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)

Balance at January 1, 1997                                       $54,223             $8,688          $109,373           $172,284
Net income after dividends on preferred stock                          -                  -            23,847             23,847
Cash dividends                                                         -                  -           (20,500)           (20,500)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                      54,223              8,688           112,720            175,631
Net income after dividends on preferred stock                          -                  -            23,644             23,644
Cash dividends                                                         -                  -           (23,500)           (23,500)
Other                                                                  -                  -                90                 90
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                      54,223              8,688           112,954            175,865
Net income after dividends on preferred stock                          -                  -            23,083             23,083
Capital contributions from parent company                              -              1,099                 -              1,099
Cash dividends                                                         -                  -           (25,200)           (25,200)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999 (Note 9)                            $54,223             $9,787          $110,837           $174,847
=================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 1999 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Savannah Electric and Power Company (the Company), is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, Southern Company Services, Inc. (SCS), Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The integrated Southeast utilities provide electric service in four states. Contracts among the integrated Southeast utilities--related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. SCS, a system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy acquires, develops, builds, owns and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Southern Energy businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements has been reclassified to conform with the current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $16.0 million, $15.3 million, and $13.3 million during 1999, 1998, and 1997, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                            1999          1998
                                     --------------------------
                                           (in thousands)
Deferred income tax charges             $ 16,063      $ 17,130
Premium on reacquired debt                 8,385         8,570
Deferred income tax credits              (19,687)      (21,349)
Storm damage reserves                     (1,392)       (1,580)
Accelerated depreciation                  (3,000)       (1,000)
---------------------------------------------------------------
Total                                   $    369      $  1,771
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Savannah Electric and Power Company 1999 Annual Report


Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia, and to wholesale customers in the Southeast.

    Revenues are accrued for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. Electric rates for the Company include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current regulated rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.

    In 1999, the GPSC approved increases of slightly over three-tenths of a cent per kilowatt-hour in the Company's fuel allowance.

Depreciation and Amortization

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.0 percent in 1999, and
2.9 percent in 1998 and 1997. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities. See Note 3 to the financial statements for more information.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by Southern Company, uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
  (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 6.26 percent in 1999, 8.00 percent in 1998 and 9.24 percent in 1997.

Property, Plant and Equipment

Property, plant and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is capitalized.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Savannah Electric and Power Company 1999 Annual Report


Financial Instruments

The Company's financial instruments for which the carrying amounts did not equal fair value at December 31 were as follows:

                                      Carrying           Fair
                                        Amount          Value
                                    --------------------------
                                          (in millions)
Long-term debt:
    At December 31, 1999                 $142             $136
    At December 31, 1998                  158              162
Trust preferred securities:
    At December 31, 1999                  $40              $31
    At December 31, 1998                   40               40

     The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

The Company has defined benefit, trusteed, non-contributory pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent required by the GPSC. The measurement date for plan assets and obligations is September 30 of each year.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $59,207       $51,720
Service cost                             1,746         1,495
Interest cost                            3,893         3,806
Benefits paid                           (3,414)       (3,392)
Actuarial (gain) loss and
    employee transfers                  (1,856)        4,343
Amendments                                 385         1,235
---------------------------------------------------------------
Balance at end of year                 $59,961       $59,207
===============================================================

                                           Plan Assets
                                    ---------------------------
                                          1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $49,630       $50,630
Actual return on plan assets             8,168           171
Employer contributions                       -         2,464
Benefits paid                           (3,414)       (3,392)
Employee transfers                          96          (243)
---------------------------------------------------------------
Balance at end of year                 $54,480       $49,630
===============================================================

      The accrued pension costs recognized in the Balance Sheets were as follows:

                                              1999         1998
-----------------------------------------------------------------
                                              (in thousands)
Funded status                              $(5,481)     $(9,577)
Unrecognized transition
    obligation                                 178          266
Unrecognized prior service cost              2,996        2,874
Unrecognized net loss                        3,508        9,718
-----------------------------------------------------------------
Prepaid asset recognized in
    the Balance Sheets                     $ 1,201      $ 3,281
=================================================================

Savannah Electric and Power Company 1999 Annual Report


      Components of the plans' net periodic cost were as follows:

                                   1999       1998       1997
-----------------------------------------------------------------
                                        (in thousands)
Service cost                     $1,746     $1,495     $1,393
Interest cost                     3,893      3,806      3,556
Expected return on plan
    assets                       (4,063)    (3,992)    (3,782)
Recognized net loss                 152          2        475
Net amortization                    352        334        280
-----------------------------------------------------------------
Net pension cost                 $2,080     $1,645     $1,922
=================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                            Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                          1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $23,556       $20,899
Service cost                               404           348
Interest cost                            1,549         1,528
Benefits paid                             (756)         (839)
Actuarial (gain) loss and
    employee transfers                  (1,849)        1,620
---------------------------------------------------------------
Balance at end of year                 $22,904       $23,556
===============================================================


                                             Plan Assets
                                    ---------------------------
                                         1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $3,803        $3,110
Actual return on plan assets              476            85
Employer contributions                  1,731         1,447
Benefits paid                            (756)         (839)
---------------------------------------------------------------
Balance at end of year                 $5,254        $3,803
===============================================================


    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                          1999           1998
---------------------------------------------------------------
                                           (in thousands)
Funded status                         $(17,650)    $(19,753)
Unrecognized transition
    obligation                           6,419        6,913
Unrecognized net loss                    3,311        5,444
Fourth quarter contributions             1,336        1,152
---------------------------------------------------------------
Accrued liability recognized in
    the Balance Sheets                 $(6,584)    $ (6,244)
===============================================================

    Components of the plans' net periodic cost were as follows:

                                        1999     1998      1997
----------------------------------------------------------------
                                            (in thousands)
Service cost                          $  404   $  348    $  319
Interest cost                          1,549    1,528     1,499
Expected return on plan assets          (345)    (276)     (211)
Recognized net loss                      152      104       125
Net amortization                         494      494       494
----------------------------------------------------------------
Net postretirement cost               $2,254   $2,198    $2,226
================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                          1999         1998
---------------------------------------------------------------
Discount                                  7.50%        6.75%
Annual salary increase                    5.00         4.25
Long-term return on plan assets           8.50         8.50
---------------------------------------------------------------

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 7.74 percent for 1999, decreasing gradually to 5.50 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1999 as follows:

Savannah Electric and Power Company 1999 Annual Report



                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                          (in thousands)
Benefit obligation                     $1,316       $(1,244)
Service and interest costs                106          (100)
===============================================================

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation. Benefit costs associated with this plan were $0.5 million for 1999, and $0.4 million for 1998 and 1997.

Work Force Reduction Program

In 1997, the Company incurred a $1.9 million, one-time charge to other operation expense for costs related to the implementation of a work force reduction program.

3.  REGULATORY MATTERS

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action in the U.S. District Court against Alabama Power, Georgia Power and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously and the Company's Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah
Electric as defendants.   The complaint and notice of violation are similar to
those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

     Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent.

     In 1998, the GPSC approved a four-year accounting order for the Company. Under this order, the Company will reduce the electric rates of its small business customers by approximately $11 million over the next four years. The Company will also expense an additional $1.95 million in storm damage accruals and accrue an additional $8 million in depreciation on generating assets over the term of the order. The additional depreciation will be accumulated in a regulatory liability account to be available to mitigate any potential stranded costs. In addition, the Company has discretionary authority to provide up to an additional $0.3 million per year in storm damage accruals and up to an additional $4.0 million in depreciation expense over the four years. The Company is also precluded from asking for a rate increase except upon significant changes in economic conditions, new laws, or regulations. There will be a quarterly monitoring of the Company's earnings performance.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $25.6 million in 2000, $30.4 million in 2001, and $35.8 million in 2002. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and changes in cost of capital. The Company does not have any traditional baseload generating plants under construction. However, construction related to transmission and distribution facilities and the upgrading of generating plants will continue.

Savannah Electric and Power Company 1999 Annual Report


5.  FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt and capital contributions from Southern Company.

     The amounts of long-term debt and preferred securities that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations, and other factors.

Bank Credit Arrangements

At the end of 1999, unused credit arrangements with six banks totaled $26.2 million and expire at various times during 2000.

     The Company has revolving credit arrangements of $20 million, of which $10 million expires December 31, 2001 and $10 million expires December 31, 2002. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises. A second lien for $10 million of bank debt is secured by a portion of the Plant Kraft property and a second lien for $34 million in bank notes is secured by a portion of the Plant McIntosh property.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. The Company has fuel commitments of $15 million and $9 million for 2000 and 2001, respectively.

     In 1999, the Company entered into a purchased power agreement for 200 megawatts of capacity from Georgia Power Company's combined cycle combustion turbine units currently under construction at Plant Wansley and due to begin operation in 2002.

Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $0.5 million for 1999, $1.1 million for 1998 and $1.2 million for 1997.

     At December 31, 1999, estimated future minimum lease payments for noncancelable operating leases were as follows:

                                         Rental Commitments
                                         --------------------
                                           (in thousands)
2000                                         $  483
2001                                            483
2002                                            483
2003                                            483
2004                                            483
2005 and thereafter                          $6,485
-------------------------------------------------------------

6.  INCOME TAXES

At December 31, 1999, tax-related regulatory assets and liabilities were $16.1 million and $19.7 million, respectively. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

Savannah Electric and Power Company 1999 Annual Report


     Details of income tax provisions are as follows:

                                        1999      1998       1997
                                  --------------------------------
                                          (in thousands)
Total provision for income taxes
Federal --
   Currently payable                 $12,968   $ 6,763    $ 9,743
   Deferred  -- current year             354     8,377      4,522
             -- reversal of
                prior years           (3,683)   (2,565)    (1,381)
------------------------------------------------------------------
                                       9,639    12,575     12,884
------------------------------------------------------------------
State --
   Currently payable                   2,193     1,327      1,603
   Deferred  -- current year             (34)    1,174        569
             -- reversal of
                prior years               10        25        130
------------------------------------------------------------------
                                       2,169     2,526      2,302
------------------------------------------------------------------
Total                                $11,808   $15,101    $15,186
==================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1999       1998
                                            --------------------
Deferred tax liabilities:                       (in thousands)
   Accelerated depreciation                  $73,400    $75,187
   Property basis differences                  6,917      7,591
   Other                                      12,031     10,187
----------------------------------------------------------------
Total                                         92,348     92,965
----------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  6,925      4,892
   Other                                       2,935      2,828
----------------------------------------------------------------
Total                                          9,860      7,720
----------------------------------------------------------------
Net deferred tax liabilities                  82,488     85,245
Portions included in current assets, net      (2,170)    (2,467)
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $80,318    $82,778
================================================================

     Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1999, 1998 and 1997. At December 31, 1999, all investment tax credits available to reduce federal income taxes payable had been utilized.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                        1999     1998       1997
                                    -----------------------------
 Federal statutory tax rate               35%      35%       35%
 State income tax, net of
    federal income tax benefit             4        4         4
 Other                                    (5)      (2)       (2)
 ----------------------------------------------------------------
 Effective income tax rate                34%      37%       37%
 ================================================================

     Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

7.   CUMULATIVE PREFERRED STOCK AND
     TRUST PREFERRED SECURITIES

In November 1998, the Company redeemed all of its 1,400,000 shares of 6.64% Series Preferred Stock at a redemption price of $25 per share, plus accrued dividends through the date of redemption.

     In December 1998, Savannah Electric Capital Trust I, of which the Company owns all of the common securities, issued $40 million of 6.85% mandatorily redeemable preferred securities. Substantially all of the assets of the Trust are $40 million aggregate principal amount of the Company's 6.85% junior subordinated notes due December 31, 2028.

     The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Savannah Electric Capital Trust I.

     Savannah Electric Capital Trust I is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

8.   LONG-TERM DEBT AND LONG-TERM DEBT
     DUE WITHIN ONE YEAR

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

Savannah Electric and Power Company 1999 Annual Report


     Maturities and retirements of long-term debt were $16 million in 1999, $30 million in 1998 and $14 million in 1997. Included in the 1999 maturities and retirements is the purchase by Savannah Electric of all $15 million outstanding of its 7 7/8% Series First Mortgage Bonds due May 1, 2025.

     In 1998, the Company issued $30 million of Series A 6 5/8% senior retail intermediate bonds maturing in 2015. The Company used these proceeds to redeem the remaining amount of its 8.30% first mortgage bonds due in 2022.

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

     A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   1999       1998
                                              ---------------------
                                                  (in thousands)
Bond sinking fund requirement                      $650       $800
Less:
   Portion to be satisfied by
     certifying property additions                  650          -
   Reacquired bonds and/or cash deposits              -        800
-------------------------------------------------------------------
Cash sinking fund requirement                         -          -
Other long-term debt maturities                     704        689
-------------------------------------------------------------------
Total                                              $704       $689
===================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

     The sinking fund requirements of first mortgage bonds were satisfied by cash redemption in 1999 and 1998. It is anticipated that the 2000 requirement will be satisfied by certifying property additions. Sinking fund requirements and/or maturities through 2004 applicable to long-term debt are as follows: $0.7 million in 2000; $30.6 million in 2001; $0.5 million in 2002; $20.4 million in 2003; and $0.4 million in 2004.

9.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's Indenture contains certain limitations on the payment of cash dividends on common stock. At December 31, 1999, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.

10.  QUARTERLY FINANCIAL INFORMATION
     (UNAUDITED)

Summarized quarterly financial data for 1999 and 1998 are as follows (in thousands):

                                                Net Income After
                        Operating    Operating      Dividends on
Quarter Ended            Revenues      Income     Preferred Stock
------------------------------------------------------------------

March 1999                $47,098     $ 5,637         $ 1,209
June 1999                  61,692      12,495           5,268
September 1999             91,849      27,081          13,705
December 1999              50,955       4,850           2,901

March 1998                $48,381     $ 8,277         $ 2,426
June 1998                  69,616      17,269           7,807
September 1998             84,224      24,777          12,518
December 1998              52,234       3,824             893
------------------------------------------------------------------

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

     The quarterly operating income information above has been reclassified to reflect the Company's current presentation of income tax expense.

SELECTED FINANCIAL AND OPERATING DATA 1995-1999
Savannah Electric and Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                           1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                      $251,594        $254,455        $226,277        $234,074        $225,729
Net Income after Dividends
  on Preferred Stock (in thousands)                     $23,083         $23,644         $23,847         $23,940         $23,395
Cash Dividends
  on Common Stock (in thousands)                        $25,200         $23,500         $20,500         $19,600         $17,600
Return on Average Common Equity (percent)                 13.16           13.45           13.71           14.08           14.20
Total Assets (in thousands)                            $570,218        $555,799        $547,352        $544,900        $524,662
Gross Property Additions (in thousands)                 $29,833         $18,071         $18,846         $28,950         $26,503
--------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                    $174,847        $175,865        $175,631        $172,284        $167,812
Preferred stock                                               -               -          35,000          35,000          35,000
Company obligated mandatorily
  redeemable preferred securities                        40,000          40,000               -               -               -
Long-term debt                                          147,147         163,443         142,846         164,406         153,679
--------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)          $361,994        $379,308        $353,477        $371,690        $356,491
================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                        48.3            46.4            49.7            46.4            47.1
Preferred stock                                               -               -             9.9             9.4             9.8
Company obligated mandatorily
  redeemable preferred securities                          11.0            10.5               -               -               -
Long-term debt                                             40.7            43.1            40.4            44.2            43.1
--------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)             100.0           100.0           100.0           100.0           100.0
================================================================================================================================
Security Ratings:
First Mortgage Bonds -
    Moody's                                                  A1              A1              A1              A1              A1
    Standard and Poor's                                      AA-             AA-             AA-              A+              A+
Preferred Stock -
    Moody's                                                   a2              a2              a2              a2              a2
    Standard and Poor's                                       A-               A               A               A               A
================================================================================================================================
Customers (year-end):
Residential                                             112,891         110,437         109,092         106,657         104,624
Commercial                                               15,433          15,328          14,233          13,877          13,339
Industrial                                                   67              63              64              65              65
Other                                                       417             377           1,129           1,097           1,048
--------------------------------------------------------------------------------------------------------------------------------
Total                                                   128,808         126,205         124,518         121,696         119,076
================================================================================================================================
Employees (year-end):                                       533             542             535             571             584
--------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL AND OPERATING DATA 1995-1999 (continued)
Savannah Electric and Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                        1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                        $ 112,371        $109,393        $ 96,587       $ 101,607        $ 95,208
Commercial                                            88,449          86,231          78,949          80,494          75,117
Industrial                                            32,233          37,865          35,301          37,077          36,040
Other                                                  9,212           8,838           8,621           8,804           8,386
-----------------------------------------------------------------------------------------------------------------------------
Total retail                                         242,265         242,327         219,458         227,982         214,751
Sales for resale  - non-affiliates                     3,395           4,548           3,467           1,998           1,851
Sales for resale  - affiliates                         4,151           3,016           2,052           3,130           7,200
-----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity             249,811         249,891         224,977         233,110         223,802
Other revenues                                         1,783           4,564           1,300             964           1,927
-----------------------------------------------------------------------------------------------------------------------------
Total                                               $251,594        $254,455        $226,277        $234,074        $225,729
=============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                        1,579,068       1,539,792       1,428,337       1,456,651       1,402,148
Commercial                                         1,287,832       1,236,337       1,156,078       1,141,218       1,099,570
Industrial                                           713,448         900,012         881,261         838,753         887,141
Other                                                132,555         131,142         124,490         126,215         126,057
-----------------------------------------------------------------------------------------------------------------------------
Total retail                                       3,712,903       3,807,283       3,590,166       3,562,837       3,514,916
Sales for resale  - non-affiliates                    51,548          53,294          94,280          91,610          87,747
Sales for resale  - affiliates                        76,988          58,415          54,509          41,808          63,731
-----------------------------------------------------------------------------------------------------------------------------
Total                                              3,841,439       3,918,992       3,738,955       3,696,255       3,666,394
=============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                             7.12            7.10            6.76            6.98            6.79
Commercial                                              6.87            6.97            6.83            7.05            6.83
Industrial                                              4.52            4.21            4.01            4.42            4.06
Total retail                                            6.52            6.36            6.11            6.40            6.11
Sales for resale                                        5.87            6.77            3.71            3.84            5.98
Total sales                                             6.50            6.38            6.02            6.31            6.10
Residential Average Annual
  Kilowatt-Hour Use Per Customer                      14,100          14,061          13,231          13,771          13,478
Residential Average Annual
  Revenue Per Customer                             $1,003.39         $998.94         $894.73         $960.58         $915.15
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                         788             788             788             788             788
Maximum Peak-Hour Demand (megawatts):
Winter                                                   719             582             625             666             630
Summer                                                   875             846             802             811             811
Annual Load Factor (percent)                            51.2            54.9            54.3            53.1            52.9
Plant Availability Fossil-Steam (percent):              72.8            72.9            93.7            77.6            83.3
-----------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                    44.6            41.6            34.4            27.7            23.9
Oil and gas                                             12.3            12.9             5.2             3.1             5.9
Purchased power -
  From non-affiliates                                    5.3             3.4             1.4             2.1             2.3
  From affiliates                                       37.8            42.1            59.0            67.1            67.9
-----------------------------------------------------------------------------------------------------------------------------
Total                                                  100.0           100.0           100.0           100.0           100.0
=============================================================================================================================